Specialists in Alternative Sources of Funding

Strictly Private and Confidential

Discovery Energy Corp.

One Riverway, Suite 1700

Houston, TX 77056

USA

11 October 2012

For the attention of Keith Spickelmier, Executive Chairman & Keith McKenzie, CEO

Dear Sirs

Engagement Letter

Discovery Energy Corp. ("Discovery”, “Company", "Client", "you" or "your")

This letter refers to our recent discussions concerning your proposed plans to raise up to USD $20m of financing, potentially in multiple phases and including potential farm-in arrangements, to develop your assets in the Cooper Basin, Australia (the “Fund Raise(s)” or “Objectives”).

This letter, together with the attached terms and conditions in Appendix 1 and other Appendices below, which are intended to be legally binding, set out the basis of the engagement of Chrystal Capital Partners LLP ("Chrystal Capital") to act as financial adviser to you. Accordingly we set out below the nature of the responsibilities and conditions which Chrystal Capital and the Client undertake in relation to the Objectives.

Based on information provided by you and pursuant to the rules of the Financial Services Authority (the "FSA"), which requires all of our clients to be classified into one of three regulatory categories, we have classified the Company as a "Retail Client".

1.	Chrystal Capital's Scope of Engagement

The services we expect to be providing to you comprise the following (together, the "Services") which can be broken down into the following broad phases:

Initial Preparation

In advance of commencing the first round of Fund Raises Chrystal Capital will provide you with advisory services in relation to your intent to progress the Company through multiple rounds of Fund Raises. This will include, but will not be limited to:

1.1	Advising on how to structure the Company to be attractive to investors;

1.2	Advising on the type of reports needed and the level of detail required;

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

1.3	Introducing you to companies qualified to provide these resource reports;

1.4	Advising and supporting on any financing rounds that you intend to lead and complete, (whether initiated by Chrystal or the Company) and;

1.5	Providing on-going analysis of the resource and consulting advice on best practice in the capital markets.

Fund Raising Phases

1.6	Advising generally with regard to the raising of funds from Prospects (as defined in Appendix 1) interested in participating in a financing round. The round size is likely to be determined by the structure of the financing with dilution and valuation being the key considerations;

1.7	Working alongside you to gather and organise the necessary information needed to allow Prospects to properly assess the investment opportunity. Advice on the population of the electronic data room and UK regulatory know your client files;

1.8	Corporate governance and management reporting framework issues that are consistent with both the Company’s and Chrystal Capital’s regulatory obligations;

1.9	Reviewing and providing guidance on financial modelling and projections and drafting or repositioning the power point presentation of the results in accordance to the particular requirements of Prospects and in a manner consistent with the Company’s regulatory obligations;

1.10	Selecting appropriate Prospects to introduce you to with a particular emphasis on Prospects that can add skills and value to the Objectives and development of the Company in addition to the provision of capital;

1.11	Producing pre-financing documentation to lend credibility and stimulate the interest of Prospects;

1.12	Organising, booking and attending the road show and providing advice in advance of the road show;

1.13	Providing support and guidance throughout the Objectives including Prospect selection and assistance with negotiation of terms and conditions and;

1.14	Liaising with the Company's directors, legal advisers, accountants, brokers, auditors, financial public relations advisers and registrars as necessary through to completion of the Objectives.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

Post Financing Services Phase

1.15	Advising generally with regard to the raising of funds from Prospects post financing through defined secondary placements alongside the engaged Placement Agent(s);

1.16	Coordinating advisers such as legal advisers, accountants, brokers, auditors, financial public relations advisers and registrars on an on-going basis through the financial calendar events;

1.17	Driving a PR marketing programme to ensure maximum Prospects exposure and retail liquidity;

1.18	Marketing the Company to a wider selection of brokers to increase the number of analysts covering the stock with high quality research reports;

1.19	Advising on drafting RNS releases to the market; and

1.20	Providing on-going help with the solicitation of potential partners, clients and ultimately likely bidders for the Company.

This is not an exhaustive list of the Services we will perform but merely a broad guidance of the critical role that we will perform as the Company's financial advisor.

In connection with the provisions of its services hereunder, Chrystal hereby agrees to comply with all laws, regulations and rules applicable to such services.

2.	Your Obligations

In consideration of our agreeing to act for you in relation to the Objectives, you agree and represent that, for so long as we act for you, you will (and will procure that your Related Companies will):

2.1	comply at all times (to the extent applicable) without delay with the FSA Handbook of Rules and Guidance, including those rules made under the Financial Services and Markets Act 2000 ("FSMA") (the "FSA Rules"), which for the avoidance of doubt includes the Listing Rules, the Disclosure and Transparency Rules, the Prospectus Rules, the Criminal Justice Act 1993, the AIM Rules for Companies published by the London Stock Exchange from time to time, the PLUS Rules for Issuers and the PLUS Trading Rules published by the PLUS Markets Group Plc, any Admission and Disclosure Standards, the City Code on Takeovers and Mergers (the "Code") (and any rulings and instructions given by the Takeover Panel), the rules and requirements of the Bank of England, the Companies Act 2006 and such other rules, regulations and laws in any jurisdiction that may apply from time to time (collectively the "Rules") and all directions given by ourselves in relation to compliance with the applicable Rules;

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

2.2	comply at all times with section 21 of FSMA which restricts persons who are not authorised by the FSA from communicating invitations or inducements to engage in investment activity during the course of business;

2.3	register transfers of securities in the Company in a manner consistent with the Company’s regulatory obligations and despatch share certificates as applicable, without delay;

2.4	forward to us for our prior perusal and written approval proofs of all documents and press announcements (other than routine press announcements) to be communicated that relate to, or have an effect on, the Objectives;

2.5	ensure that the contents of all statements or financial promotions approved by us at your request, and the contents of all documents or announcements published or otherwise issued by you, are true, complete, accurate and not misleading and that any expressions of opinion or belief are made on reasonable grounds;

2.6	if required by the Rules, ensure that an appropriate dealing regime is in place in respect of your directors' and relevant employees' dealings;

2.7	notify us immediately upon becoming aware of any breach or alleged breach of the Rules and any other legal or regulatory issues that you are aware of or which may arise;

2.8	notify us in a timely manner before the engagement of any professional advisers and provide us with the details of any other professional advisers or other corporate finance advisers engaged by you within the last 24 months; and

2.9	Ensure that all Prospects pay their investments directly to the legal advisor who is nominated by the Company to receive the proceeds of the Fund Raise (the “Legal Advisor”) and use reasonable endeavours to ensure that a term substantially in the form set out in Appendix 6 is detailed in any agreement between a Prospect and the Company in connection with the Objectives.

2.10	The company shall be entitled to reject any Prospect or proposed transaction presented by Chrystal Capital for any reason that the Company believes appropriate.

3.	Chrystal Capital Team and Points of Contact

Kingsley Wilson will be the individual in charge of providing the Services and your principal point of contact within Chrystal Capital. He will be assisted by such other or additional members of the Chrystal Capital team as we may consider appropriate from time to time.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

4.	Basis of Charges

In consideration of us providing the Services, you agree to remunerate us as follows:

4.1	Commitment and Advisory Fees

(a)	A rolling monthly client commitment fee in the sum of GBP £7,500 (Sterling) is payable in cash, which is non-refundable. This fee is payable until this agreement is terminated in accordance with the section on termination below.

4.2	Success Fees - Cash

(a)	Upon completion of each and every successful closing of a Fund Raise (other than one involving a Pre-Existing Exception (as defined in 4.2(b))) during the Exclusivity Period or the 18-month trailing period thereafter, a success fee amounting to 7% (seven per cent) of the gross amount of all such funds raised pursuant to the Objectives is payable in cash due on completion. Any funds raised under a farm-in agreement where the investors have been introduced by you will result in a 3.0% (three per cent) success being payable in cash due on completion. For the avoidance of doubt a 7% (seven per cent) fee will be payable in cash under a farm-in agreement where the investors are introduced by us.

(b)	In the event that you complete a Fund Raise of any type or manner from any source in any country subject to the Pre-Existing Exceptions (as defined below) during the Exclusivity Period (as defined in clause 5 of this letter) a fee of 7% (seven per cent) of the gross amount of all such funds raised is also payable by you to us in cash on completion of the Fund Raise. For the avoidance of doubt this clause applies to each and every Fund Raise completed during the Exclusivity Period subject to the Pre-Existing Exceptions. The Pre-Existing Exceptions” are:

(i)	Up to $2m in equity funding currently being marketed by the Company financings wit, or facilitated by, existing shareholders in this initial Fund Raise. For the avoidance of doubt this equity funding will not longer be a Pre-Existing Exception once complete.

(ii)	Any Fund Raise by MIGO, which is currently under review, within 45 days from the signing of this Engagement Letter. After 45 days from the signing of this Engagement Letter MIGO will then be deemed to become a Chrystal Prospect and no longer a Pre-Existing Exception and any Fund Raise by MIGO will result in a 3% (three per cent) success fee being payable in cash due on completion.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

(c)	Any fees payable in cash (other than the rolling monthly client commitment fees) may in our sole discretion be paid to us in the form of shares of your common stock equal to the fees due. The subscription price shall be the share price as at the immediately previous fundraising completed by the Company.

4.3	Success Fees - Shares

(a)	In consideration of the Services provided to you pursuant to this letter, the Company hereby agrees to issue and allocate us and/or our nominees, pursuant to the Restricted Share Award Agreement attached hereto as Appendix 7, a total of 6,472,425 (six million, four hundred and seventy two thousand and four hundred and twenty five) shares of the Company's common stock ("Shares"), which is equivalent to 5% (five per cent) of the total outstanding share capital of the Company calculated as fully diluted (129,448,500) at the date of the signing of this letter. Such Shares will be allotted to us nil paid or at nominal value and will be sent to us or our lawyers on the signing of this letter and the aforementioned Restricted Share Award Agreement to be held in escrow pending completion of the Objective.

(b)	In the event that you complete a Fund Raise of any type or manner from any source in any country from Prospects not introduced by us, during the Exclusivity Period (as defined in clause 5 of this letter), the Shares allotted to us pursuant to clause 4.3(a) of this letter will become fully paid against completion of the Fund Raise. Subject to the Company Investors described in clause 4.2(b). In event of a Fund Raise by MIGO completing after 45 days of the signing of this Engagement Letter, Chrystal will retain 50% of the allotted shares in 4.3(a) and return the balance to Company on completion of the Fund Raise.

(c)	We acknowledge that in granting us the Exclusivity Period in which to raise the capital and otherwise provide the Services, you are bearing a material opportunity cost risk that we fail to complete the Objectives. We therefore agree that if we are unsuccessful in completing the Objectives or providing the Services, defined as the Company not receiving any capital from our Prospects, then all of the Shares will be returned to the Company, less any cash paid.

(d)	The attached Restricted Share Award Agreement shall govern the share issuance provided for by this Section 4.3. Accordingly, if any inconsistency arises between the terms, provisions and condition of this Agreement and those of such Restricted Share Award Agreement, the terms, provisions and conditions of such Restricted Share Award Agreement shall control.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

4.4	Success Fees – Options

(a)	On completion of each Objective, any Fund Raise (other than one involving a Pre-Existing Exception (as defined in 4.2(b))) within the Exclusivity Period (as defined in clause 5 of this letter) and on any subsequent Fund Raise, the Company hereby grants to Chrystal Capital or its nominees, with immediate effect, an option to acquire ordinary shares/common stock or such equivalent as may be relevant (which entitles us on exercise to full voting rights and which rank pari passu with all other shares in the Company) in the capital of the Company. The total number of shares under option capable of being exercised on a successful completion of each Objective shall be calculated in accordance with the provisions of the option agreement attached to this letter in Appendix 3.

(b)	None of the options to be issued pursuant to Section 4.4(a), and none of the shares to be issued pursuant to such options, shall be covered by the Discovery Energy Corp. 2012 Equity Incentive Plan.

4.5	Termination and Further Transaction Fees

(a)	If the Services are terminated before completion of the Objectives and the Objectives or a transaction similar to one set out in the Objectives completes within a period of 18 months after the effective date of termination with Prospects, or Related Companies of the Prospects, or Placement Agents sourced by Chrystal Capital pursuant to the Objectives, the Company shall pay Chrystal Capital the fees and expenses referred to in paragraphs 4.1, 4.2 and 4.3 of this letter in respect of the similar transaction less any amount already paid.

(b)	If the Objectives are successfully completed pursuant to the terms of this letter and a further Fund Raise of any description is carried out by the Company, within a period of 18 months after the effective date of the completion of the Objectives, using the same Prospects, or Related Companies of the Prospects, or Placement Agents sourced by Chrystal Capital pursuant to the Objectives, the Company shall pay Chrystal Capital the fees and expenses referred to in paragraphs 4.2, and 4.3, as applicable, in respect of the further Fund Raise.

(c)	You shall have the right to terminate this letter by giving us notice in writing at any time within the first 45 (forty-five) days after the date of this agreement. If the Services are terminated within:

(i)	15 days of the signing of this letter the Company hereby agrees to pay Chrystal a fee of $33,500 together with any outstanding pro rata monthly client commitment fee and any outstanding expenses;

(ii)	30 days of the signing of this letter the Company hereby agrees to pay Chrystal a fee of 6$67,000 together with any outstanding pro rata monthly client commitment fee and any outstanding expenses;

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

(iii)	45 days of the signing of this letter the Company hereby agrees to pay Chrystal a fee of $100.000 together with any outstanding pro rata monthly client commitment fee and any outstanding expenses;

(iv)	For the avoidance of doubt Clauses 4.5(a) and (b) would still apply but the Company will owe no further remuneration to Chrystal Capital other than the preceding break-up fee and as provided in Clauses 4.5 (a) and (b).

4.6	Expenses

In addition to the fees set out in this letter, you will you will also be responsible for all our properly and reasonably incurred expenses in providing the Services. You agree to reimburse our expenses properly and reasonably incurred in providing the Services within five working days of the issue of an invoice by Chrystal Capital. Invoices for expenses will be raised on a monthly basis and include, for example, travel, subsistence, accommodation, courier, delivery, photocopying and printer expenses. We will use our reasonable endeavours to obtain your prior approval before incurring any single expense in excess of GBP £500 (Sterling) and before overall expenses exceed GBP £1,000 (Sterling). However, in the first instance, the Company must provide an expenses pre-payment of £5,000 to cover initial expenses. Any balance will be returned to the Company on completion or termination of this engagement.

Our fees and expenses due pursuant to this letter are due and payable within five working days of the date we render the relevant invoices (unless stated otherwise to the contrary).

The fees and expenses referred to in this letter are in addition to any placing or financing fees, commissions or other separately agreed sums which may become payable in connection with the Objectives.

5.	Exclusivity Period

Our agreement to act on your behalf is conditional upon Chrystal Capital having sole and exclusive conduct on all matters within the scope of this letter and the attached terms and conditions and the Objectives as set out in this letter. The exclusivity period will be for two (2) months (the "Exclusivity Period") from the signing this letter, and then on a rolling monthly basis unless you or we terminate this letter in accordance with the termination provisions set out below or in Section 4.5©.

In the event of a successful Fund Raise, the Exclusivity Period will be extended to a year from the date of the completion of the Fund Raise and will automatically be renewed every year, unless terminated in accordance with the termination provisions set out below.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

For the avoidance of doubt, if you terminate this letter in the Exclusivity Period (other than in accordance with Section 4.5(c) or Section 6 below, you will:

(a)	pay us the due retainer and fees set out in clause 4.1(a) and 4.2(b) of this letter; and

(b)	allot us the Shares set out in clause 4.3 of this letter; and

(c)	pay us the expenses set out in clause 4.5 of this letter.

Any other services to be provided by us to you at your request shall be the subject of separate terms of engagement between Chrystal Capital and you.

6.	Termination

You shall have the right to terminate this letter by giving us one month's notice in writing at any time 60 (sixty) days after the date of this agreement, or at any time that;

(a)	Kingsley Wilson becomes incapacitated and unable to serve as your primary contact under this letter.

(b)	Chrystal or any of its principals become the subject of an investigation with respect to misconduct of any nature with respect to securities dealings or financial schemes.

We reserve the right to terminate this letter immediately by giving notice in writing in the event that:

(c)	we become aware of facts or circumstances of which we were unaware (and of which we could not have been expected to have been aware) at the commencement of this letter which, in our reasonable opinion, would preclude us from completing the Objectives;

(d)	fundamentally damaging information comes to our attention which had not been fully disclosed to us before the date of this letter and which, in our reasonable opinion, would preclude us from completing this letter (including but not limited to any serious litigation against you, any form of actual or threatened insolvency procedure against you, your shareholders or director(s), and any form of criminal act, past or present, committed by a member of your management team);

(e)	material information is unavailable to us, or any information which it had been agreed at the outset of this letter would be provided by you is unavailable or not produced in a timely fashion (including but not limited to a request for information over the course of several weeks, and if it has not been provided, this would be deemed to fall within this category);

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

(f)	we decide not to continue our relationship with you under paragraph H below;

(g)	any fee or expense amount due in relation to this letter becomes overdue by more than four weeks;

(h)	you fail to comply with the 'sole and exclusive conduct' clause in paragraph 5 of this letter; or

(i)	you are in breach of any of the terms or provisions of this letter.

Termination, howsoever caused, will not affect our rights of remuneration, indemnification and non-circumvention as set out in this letter or the Appendices, or any other accrued rights which we may have upon termination and shall be without prejudice to the completion of transactions already initiated.

7.	General

You agree that any advice, including (without limitation) any valuation, written report or material prepared by us, is provided solely for your use and benefit for the purpose of the Objectives and may not be used or relied on for any other purpose or disclosed to any other person (excluding your other professional advisers, who may place no reliance on such advice) without our prior written consent.

Save as required by the Rules, no advice that we give nor any communication we make in connection with the Objectives may be quoted or referred to in any public statement, report, document, release or other communication whether written, electronic or oral by you or by any Related Company without our prior written consent.

You acknowledge that we act solely for you in connection with the Objectives and no one else and accordingly that we will not be responsible to anyone other than you for providing the protections afforded to our customers or for providing advice in relation to or in connection with the Objectives.

You and each of the directors of the Company acknowledge that we are not responsible for providing you or them with legal advice in respect of any applicable laws and regulations in connection with the Objectives and you and each of the directors of the Company undertake to obtain appropriate legal advice and to communicate to us such advice whenever relevant or necessary to the proper performance of our services in connection with the Objectives.

8.	Client Due Diligence

As we have not conducted corporate finance business with you before, this letter is subject to the satisfactory completion of our statutory Anti-Money Laundering and Know Your Client formalities.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

The Company hereby authorises Chrystal Capital to make such enquiries and obtain such references as it may consider necessary to fulfil its legal obligations (including without limitation instructing third party investigatory agencies where appropriate). This letter also authorises Chrystal Capital to make such further enquiries and references as it may from time to time consider necessary to enable it to continue to comply with those obligations. Any fees or expenses incurred by Chrystal Capital in making such enquiries or obtaining such references shall promptly be reimbursed by the Company.

9.	Client acknowledgement

We should be grateful if you would signify your understanding and acceptance of the engagement, including this letter and the attached terms and conditions in Appendix 1 and the matters set out in the other Appendices, by signing and returning the enclosed duplicate.

Yours faithfully,

/s/ Kingsley Wilson
Kingsley Wilson
For and on behalf of Chrystal Capital Partners LLP

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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Specialists in Alternative Sources of Funding

To:      Chrystal Capital Partners LLP

I agree with the terms and conditions of the arrangements set out in the letter and the terms and conditions in Appendix 1 and the matters set out in the other Appendices as evidenced by my signature below:

Agreed & Acknowledged	/s/ Keith Spickelmier

Print Name: Keith Spickelmier

Printed Title: Executive Chairman

For and on behalf of: Discovery Energy Corp.

Chrystal Capital Partners LLP, New Broad Street House, 35 New Broad Street, London EC2M 1NH

Telephone +44(0)20 7850 4760 www.chrystalcapital.com

Chrystal Capital Partners LLP is a limited liability partnership registered in England and is authorized and regulated by the Financial Services Authority.

Registered Address: Gladwyns The Coach House Sheering Bishops Stortford Hertfordshire CM22 7LL:OC353425

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